Exhibit 8.1

List of Main Subsidiaries

Subsidiaries	Jurisdiction	Usual Name
Endesa Inversiones Generales S.A.	Chile	Enigesa
Empresa de Ingeniería Ingendesa S.A.	Chile	Ingendesa
Empresa Eléctrica Pehuenche S.A.	Chile	Pehuenche
Empresa Eléctrica Pangue S.A.	Chile	Pangue
Hidroeléctrica El Chocón S.A.	Argentina	El Chocón
Endesa Costanera S.A.	Argentina	Endesa Costanera
Sociedad Concesionaria Túnel El Melón S.A.	Chile	Túnel El Melón
Emgesa S.A. E.S.P.	Colombia	Emgesa
Edegel S.A.A.	Perú	Edegel
Compañía Eléctrica San Isidro S.A.	Chile	San Isidro
Compañía Eléctrica Tarapacá S.A.	Chile	Celta
Endesa Eco S.A.	Chile	Endesa Eco
Central Eólica Canela S.A.	Chile	Canela